ARTICLES OF AMENDMENT TO THE
                          ARTICLES OF INCORPORATION OF
                       PERFECTION DEVELOPMENT CORPORATION

         Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

         FIRST:   The  name  of  the   Corporation  is  Perfection   Development
Corporation.

         SECOND:  The following  amendment to the Articles of Incorporation  was
adopted  on  September  16,  1998,  as  prescribed  by  the  Colorado   Business
Corporation Act, in the manner marked with an X below:

         ________ No shares have been issued or Directors Elected - Action by Incorporators

         ________ No shares have been issued but Directors Elected - Action by Directors

         ________ Such amendment was adopted by the board of directors where shares have been issued.

         ___X____ Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

         The first paragraph of Article III of the Corporation's Articles of Incorporation shall be amended so that, as amended, the first paragraph of
Article III will read in its entirety as set forth below and, except as amended in the manner provided below, the remainder of Article III of the Articles of Incorporation will remain in fall force and effect.


                                   ARTICLE III

          The total number of shares of all classes of capital stock which the corporation shall have authority to issue is 33,000,000 of which 3,000,000 shall be shares of preferred stock, $.001 par value per share, and 30,000,000 shall be shares of common stock, $.0001 par value per share, and the designations, preferences, limitations and relative rights of the shares of each class shall be as follows:

         THIRD: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares-provided for in the amendment shall be effected, is as follows: None.

         If these amendments are to have a delayed effective date, please list that date: Not applicable.

            (Not to exceed ninety (90) days from the date of filing)

                                         PERFECTION DEVELOPMENT
                                         CORPORATION

Dated: October 1, 1998                   By:    /s/ Scott M. Thornock
                                            ------------------------------------
                                            Scott M. Thornock, President